PRESS RELEASE
Contacts:	Investors/Media:
Donald Muir	Jason Fredette
Chief Financial Officer	Vice President
Evergreen Solar, Inc.	Sharon Merrill Associates, Inc.
508-357-2221 x7708	617-542-5300
investors@evergreensolar.com	eslr@investorrelations.com
Evergreen Solar Announces Fourth-Quarter and Year-End 2005 Results
Company Increases Revenues and Gross Margin; Obtains Certification for Thin Modules and
Begins Full Conversion in Marlboro Factory; EverQ Remains on Schedule
Marlboro, Massachusetts, February 28, 2006 — Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced financial results for the fourth quarter and full year ended December 31, 2005.
“During the fourth quarter, Evergreen Solar continued to execute on plan as the Company delivered record financial results, began the conversion of its Marlboro factory to thin-wafer production and made significant progress with its EverQ venture,” said Richard M. Feldt, President and Chief Executive Officer. “We recently obtained product certification for our thin-wafer modules and are now in the process of converting the remainder of our Marlboro facility to this next-generation String Ribbon technology platform. Also, our continued improvement of yields, cell efficiency and output enabled us to post record product revenues and gross margins in the fourth quarter.
“During the quarter, we took steps to advance our EverQ strategic partnership as it enters its production phase,” Feldt continued. “In November, Renewable Energy Corporation (REC) joined Evergreen Solar and Q-Cells in this joint venture. At a time when silicon remains scarce, REC has agreed to provide Evergreen Solar and EverQ with the supply we need to facilitate our current capacity expansion. We expect to sign additional contracts to secure our longer-term supply needs.

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

“In Thalheim, Germany, EverQ remains on schedule as we began installing equipment at our 30MW facility in November and moved forward aggressively with our hiring plans. We currently have about 100 EverQ employees and have given start dates to about 100 more. This aggressive hiring should enable us to ramp production quickly over the next several months.”
Fourth-Quarter 2005 Financial Results
For the fourth quarter of 2005, product revenues increased 25 percent to $11.6 million from $9.3 million for the fourth quarter of 2004 and rose four percent from $11.1 million for the third quarter of 2005. Evergreen Solar improved product gross margin to 13.0 percent for the fourth quarter of 2005 from 10.4 percent from the third quarter of 2005.
Net loss attributable to common stockholders for the fourth quarter of 2005 was $5.0 million, or $0.08 per share. This figure includes approximately $1.4 million in net losses associated with the EverQ start-up. This compares with a net loss of $3.8 million, or $0.08 per share, for the fourth quarter of 2004 and a net loss of $4.6 million, or $0.07 per share, for the third quarter of 2005. Approximately 61.5 million and 47.5 million weighted average shares were outstanding for the fourth quarter of 2005 and 2004, respectively, and approximately 61.2 million weighted average shares were outstanding for the third quarter of 2005.
2005 Financial Results
For the twelve months ended December 31, 2005, product revenues were a record $43.6 million, nearly double the $22.2 million reported in 2004. For the year, the Company improved its product gross margin to a positive 8.4 percent compared with a negative 34 percent in 2004.
Net loss attributable to common stockholders for 2005 was $17.3 million, or $0.29 per share, compared with $22.3 million, or $0.67 per share, in 2004. Approximately 59.6 million and 33.2 million weighted average shares were outstanding for the years ended December 31, 2005 and 2004, respectively.
Business Outlook
“Evergreen Solar enters 2006 in a strong position both financially and operationally,” Feldt said. “With more than $116 million in cash, cash equivalents and marketable securities, our balance sheet affords us significant flexibility to pursue our R&D initiatives and proceed with the EverQ launch. In Marlboro, we expect to complete our conversion to thin wafer in the second quarter. We expect this technology to reduce the

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

amount of silicon in our solar panels by about half and move us closer to our ultimate goal of achieving parity with retail electricity. At the same time, we will be working to advance our Quad technology platform, which may eventually enable us to create a virtually ‘lights-out’ crystal growth operation.
“In Thalheim, EverQ will commence production in March. We anticipate that the first two quarters of this year will be a period of significant investment for us and our EverQ partners as we work toward a full production ramp by mid-summer 2006. We expect gross margin at our Marlboro operations will remain in the 5 percent to 10 percent range in the first half of the year and will increase slightly in the second half as we benefit from our thin conversion. Overall, we anticipate consolidated gross margin to be negative in Q1 and Q2, before improving significantly in the second half of 2006. We expect gross margin at EverQ to be between 30% and 35% by the fourth quarter. We also expect revenue for full-year 2006 to more than double from 2005 levels and to increase throughout the year as our EverQ operation ramps production.”
Conference Call Information
Management will conduct a conference call at 10:00 a.m. (ET) this morning to review the Company’s fourth-quarter and year-end financial results and highlights. Those interested in listening to the live webcast should log on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.
The call also can be accessed by dialing (866) 323-7221 or (706) 643-0228 and referencing conference ID 5108448 prior to the start of the call. For those unable to join the live conference call, a webcast replay will be available on the Company’s website.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

A Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The Company cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to the Company’s expectations regarding future silicon supply from REC; the Company’s ability to enter into additional contracts to secure its silicon supply; the Company’s EverQ expansion strategy; the Company’s goal of becoming the low-cost producer of solar power products; the Company’s goal of transitioning to thin wafer production and the expected timing and results of such transition; the development of the Quad technology platform and its potential effects on crystal growth; the Company’s plans regarding the EverQ facility; the expected timing of the completion of the EverQ facility; the expected timing of the EverQ facility becoming fully operational; the future performance of EverQ; the ability to reduce the costs of producing solar products; and the Company’s future growth, revenue, earnings and gross margins improvement. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the conditions to which any German government grant is subject, which includes, but is not limited to, receipt of European Union approval; the risk that any German government grant that has or may be approved is subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources; the success of EverQ is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells and REC; the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the partner’s business, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission — including the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2005, amended April 29, 2005, and the Company’s most recent Quarterly Report on Form 10-Q filed with the SEC on November 10, 2005 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) — could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$5,379	$30,742
Marketable securities	6,563	85,465
Accounts receivable, net of allowances for doubtful accounts and sales discounts of $84 and $65 at December 31, 2004 and December 31, 2005, respectively	6,166	4,124
Grants receivable		16,295
Inventory	2,906	3,634
Interest receivable	57	541
Other current assets	1,411	4,052

Total current assets	22,482	144,853

Deposits on fixed assets in production	—	8,217
Restricted cash	414	1,582
Deferred financing costs	—	2,877
Fixed assets, net	26,825	71,430

Total assets	$49,721	$228,959

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,074	$12,210
Short term borrowings	1,500	4,131
Accrued employee compensation	1,187	1,778
Accrued warranty	705	705
Other accrued expenses	1,295	1,625
Deferred revenue	440	—

Total current liabilities	8,201	20,449

Deferred grants	—	16,284
Long term debt	—	93,553

Total liabilities	8,201	130,286

Minority interest in EverQ	—	11,223

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 47,541,823 and 61,965,231 issued and outstanding at December 31, 2004 and December 31, 2005, respectively	475	620
Additional paid-in capital	116,764	182,345
Accumulated deficit	(75,693)	(93,009)
Deferred compensation	—	(1,036)
Accumulated other comprehensive loss	(26)	(1,470)

Total stockholders’ equity	41,520	87,450

Total liabilities and stockholders’ equity	$49,721	$228,959

Evergreen Solar Reports Fourth-Quarter 2005 Results
February 28, 2006

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended		Year-to-date Period Ended
	December 31,		December 31,
	2004	2005	2004	2005
Revenues:
Product revenues	$9,265	$11,569	$22,240	$43,627
Research revenues	436	76	1,296	405

Total revenues	9,701	11,645	23,536	44,032

Operating expenses:
Cost of product revenues	8,773	10,066	29,717	39,954
Research and development expenses, including cost of research revenues	1,699	3,424	4,931	11,461
Selling, general and administrative expenses	2,336	4,207	7,797	12,274

Total operating expenses	12,808	17,697	42,445	63,689

Operating loss	(3,107)	(6,052)	(18,909)	(19,657)
Other income (loss)	(684)	450	(454)	1,146

Net loss before minority interest	(3,791)	(5,602)	(19,363)	(18,511)
Minority interest in EverQ loss	—	562	—	1,195

Net loss	(3,791)	(5,040)	(19,363)	(17,316)
Dividends and accretion on Series A convertible preferred stock	—	—	(2,904)	—

Net loss attributable to common stockholders	$(3,791)	$(5,040)	$(22,267)	$(17,316)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.08)	$(0.08)	$(0.67)	$(0.29)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	47,534	61,510	33,204	59,631